FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, October 23, 2006	Rich Sheffer (952) 887-3753

MARY LYNNE PERUSHEK TO JOIN DONALDSON COMPANY AS

VICE PRESIDENT AND CHIEF INFORMATION OFFICER

MINNEAPOLIS, MN – Oct. 23, 2006 – Donaldson Company, Inc. (NYSE:DCI) announced today that Mary Lynne Perushek will join the Company as Vice President and Chief Information Officer, effective November 6. Perushek is currently Vice President of Global Information Technology for H.B. Fuller Company (NYSE:FUL). In that role, she is responsible for all aspects of their global information services.

Perushek, 48, assumes the leadership of Donaldson’s global Information Technology functions from Charles J. McMurray. McMurray, 52, will be focusing on his new role as Senior Vice President, Industrial Products, Technology and South Africa.

“Mary Lynne brings a wealth of IT leadership experience to Donaldson,” said Bill Cook, Donaldson’s Chairman, President and CEO. “We have made tremendous progress with our global IT efforts over the past few years with ERP implementations in Europe, Asia and NAFTA. Mary Lynne’s expertise and leadership will enable us to further build upon that foundation as we move into the future.”

Prior to joining H.B. Fuller in 2005, Perushek held a number of IT leadership positions including CIO for Young America Corporation from 1999 – 2004, and Vice President, Information Services for Norstan, Inc. from 1993 – 1999. Perushek graduated from the University of Minnesota with a Bachelor of Science degree in Business.

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems and replacement parts. We are a technology-driven company committed to satisfying our customer’s needs for filtration solutions through innovative research and development. We serve customers in the diesel engine and industrial markets including in-plant air cleaning, compressed air and gas purification, power generation, disk drive filtration, off-road equipment and on-road trucks. Our 11,500 employees contribute to the company’s success at over 30 manufacturing locations around the world. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

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